UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2007

ISONICS CORPORATION

(Exact name of registrant as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01 —Regulation FD Disclosure

On November 16, 2007, Isonics Corporation (“Isonics”) executed a non-binding definitive term sheet, as amended on November 26, 2007 (the “Term Sheet” with Universal Guardian Holdings, Inc. (“UGHO”) of Newport Beach, California, to complete a merger by which Isonics will acquire all of the outstanding shares of UGHO.

UGHO and its subsidiaries provide a comprehensive range of security products and services designed to mitigate terrorist and security threats worldwide. UGHO’s global risks mitigation group includes strategic and tactical security services as well as non-lethal and tactical products for law enforcement, military, professional security and consumer markets.  As such, Isonics believes that, if completed, this will be a synergistic merger for Isonics’ Protection Plus Security Corporation (PPSC) subsidiary based in New York.  As described in Isonics’ most recent annual report on Form 10-K, PPSC is a provider of advanced security and investigative services for leading businesses and institutions.

The non-binding Term Sheet contemplates a tax-free reorganization for the shareholders of UGHO pursuant to which they would receive Isonics common with an aggregate value of approximately $10.3 million (or $0.1846 per share of outstanding UGHO common stock), with the price of Isonics common stock to be valued at 100% of the 5-day volume weighted average price (VWAP) of Isonics common stock following shareholder approval.  Existing UGHO debt holders (approximately $5.7 million outstanding) would receive shares of Isonics convertible preferred stock.  The preferred stock is expected to have a conversion price equal to 100% of the 5-day VWAP of Isonics common stock following shareholder approval.

The obligations of Isonics and UGHO to complete the transaction are subject to a number of conditions precedent and, therefore, there can be no assurance that Isonics or UGHO will complete the transaction at all or on the same terms contemplated.  Among the material conditions precedent are the following:

1.                                       The parties must execute a definitive merger agreement by December 31, 2007 (subject to Isonics’ and UGHO shareholders’ approval and approved in advance of such execution by the boards of directors of Isonics and UGHO), otherwise each party will have the right to withdraw from the transaction;

2.                                       Agreement by the holders of the UGHO convertible debentures as described above;

3.                                       Agreement by Isonics’ principal debt holder, Y.A. Global Investments, L.P. to waive certain existing and prospective defaults under certain Isonics debt instruments for a period of one year from the date of the closing of the merger;

4.                                       The infusion of $4.0 million in financing, which, if equity financing, will be payable or issuable in post-merger Isonics equity

5.                                       Satisfactory due diligence by the parties;

6.                                       Continued listing of Isonics common stock on the Nasdaq Capital Market through the date of the closing of the merger, otherwise each party will have the right to withdraw from the transaction;

7.                                       Approval of the merger by the shareholders of UGHO and Isonics;

8.                                       Registration by Isonics of all common stock to be granted to the UGHO shareholders prior to the date of the closing of the merger; and

9.                                       Satisfaction of other normal closing conditions such as the continuing accuracy of all representations, warranties, obtaining all necessary consents and approvals, no material adverse changes, and execution of appropriate employment agreements.

The parties are subject to certain confidentiality restrictions.  Each party has agreed to pay its own expenses related to the transaction.  Isonics and UGHO will prepare an appropriate registration statement and proxy statement for the consideration by UGHO and Isonics shareholders.  Because of the time involved in preparing the necessary documents and obtaining the agreements of the Isonics and UGHO creditors, the raising of additional financing needed by both Isonics and UGHO to permit them to conduct operations and to pay the costs of the transaction through and following any closing, and the need for review by the Securities and Exchange Commission and possibly other regulatory authorities, neither Isonics nor UGHO can estimate when (or if) the meeting will occur.  This notice should not be considered by any person to be the offer of any security or the solicitation of any vote.  Such actions will only be taken pursuant to the proper documentation as required under federal and any applicable state securities laws.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of November 2007.

Isonics Corporation

By:	/s/ John Sakys
John Sakys
President and Chief Executive Officer